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                            CASE CREDIT CORPORATION

                       ACTIONS OF THE AUTHORIZED OFFICERS


     Pursuant to the authority granted by the Board of Directors of Case Credit Corporation (the "Company") in its December 18, 1995 resolutions, the undersigned agree as follows:

          1. The Company shall issue $200,000,000 aggregate principal amount of the Company's 6 1/8% Notes Due February 15, 2003 (the "Notes") conditionally guaranteed (the "Guarantee") by Case Corporation (the "Guarantor").

          2. The Company shall issue and sell Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Lazard Freres & Co. LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") pursuant to an Underwriting Agreement dated February 9, 1996, and a Terms Agreement, dated February 9, 1996 ("Terms Agreement"), among the Company and the Guarantor and the Underwriters, upon the terms and conditions set forth therein, to be issued under and in accordance with an Indenture, dated as of February 1, 1996, among the Company, the Guarantor and The Bank of New York, as Trustee ("Trustee"), relating to the Company's Notes, the Guarantee and other obligations (the "Indenture").

          3. In addition to the other terms provided in the Indenture with respect to securities issued thereunder, all as more particularly described in the Terms Agreement, the Prospectus and the Prospectus Supplement relating to the Notes and the form of Note referred to below, the Notes shall contain the following terms:

          (a) The Notes shall be entitled "6 1/8% Notes Due February 15, 2003 Conditionally Guaranteed by Case Corporation";

          (b) Subject to the terms of the Indenture, the Notes shall be limited in aggregate principal amount to $200,000,000;

          (c) Interest shall be payable to the persons in whose names the Notes are registered at the close of business on the applicable Regular Record Date (as defined below);

          (d) The principal of the Notes is payable on February 15, 2003;



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          (e)  The Notes shall bear interest at the rate of 6 1/8% per annum beginning February 14, 1996. Subject to the terms of the Indenture, interest on the Notes will be payable semi-annually on the 15th day of February and August of each year (each an "Interest Payment Date"), commencing on August 15, 1996. Interest shall be paid to persons in whose names the Notes are registered on the February 1 or August 1 preceding the Interest Payment Date (each a "Regular Record Date");

          (f) Payment of principal, and premium, if any, and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in New York, New York;

          (g) The Notes will be redeemable in whole or in part at any time at the option of the Company at a redemption price (the "Redemption Price") equal to the greater of: (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (the "Redemption Date") on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the Redemption Date.

               "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

               "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

               "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the bid and


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               asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption
               Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

               "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Lazard Freres & Co. LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

               Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed.

               Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption;

          (h)  The Notes shall not provide for a sinking fund;




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          (i)  The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof;

          (j) The payment of the principal of, and any premium and interest on, the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

          (k) The payment of principal of, and any premium and interest on, the Notes shall not be determined with reference to an index or formula (except as described in clause (g));

          (l) There shall be no optional currency or currency unit in which the payment of principal of, and any premium and interest on, the Notes shall be payable;

          (m) Both Section 13.2 and 13.3 of the Indenture shall apply to the Notes;

          (n) The Notes shall be in global form as set forth in Section 3.5 of the Indenture;

          (o) The Guarantor shall conditionally guarantee the payment of the principal, and premium, if any, and interest on the Notes as the same shall become due and payable after any applicable grace period, subject to the terms and conditions of the Guarantee endorsed on the Notes;

          (p) The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 5.2 of the Indenture;

          (q) Settlement for the Notes will be made by the Underwriters in immediately available funds and all payment of principal and interest on the Notes will be made by the Company in immediately available funds; the Notes will trade in the Depository Trust Company's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds; and

          (r) The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus and the Prospectus Supplement relating to the Notes.



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     4.  The form of the Notes, with the Guarantee endorsed thereon, shall be substantially as attached hereto as Exhibit A.

     5. The price at which the Notes shall be sold by the Company to the Underwriters pursuant to the Terms Agreement shall be 99.150% of the principal amount thereof, plus accrued interest from February 14, 1996 to the time of delivery.

     6. The Notes initially will be offered to the public by the Underwriters at 99.775% of the principal amount thereof, plus accrued interest from February 14, 1996 to the time of delivery.

     7. The execution and delivery of the Underwriting Agreement, dated February 9, 1996, and the related Terms Agreement, dated February 9, 1996 (and substantially in the form attached hereto as Exhibit B), is hereby approved.

     8.  Any officer of this Company specified in the first paragraph of Section
3.3 of the Indenture is hereby authorized and empowered to execute the Notes of this Company in the form he deems appropriate, and to deliver such Notes to the Trustee with a written order directing the Trustee to have the Notes authenticated and delivered to such persons as such officer designates.

     9. The Bank of New York is hereby designated and appointed as Paying Agent and Securities Registrar with respect to the Notes.



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     IN WITNESS WHEREOF, on behalf of the Company, the undersigned Authorized
Officers of the Company have executed this Officers' Certificate as of this 9th day of February, 1996.


                                    CASE CREDIT CORPORATION


                                    By:   /s/ Kenneth R. Gangl
                                        -------------------------
                                      Name:   Kenneth R. Gangl
                                      Title:  President and Chief
                                              Executive Officer



                                    By:   /s/ Robert A. Wegner
                                        ---------------------------
                                      Name:   Robert A. Wegner
                                      Title:  Vice President, Chief
                                              Financial Officer and
                                              Treasurer